EXHIBIT 99.1

October 18, 2013

Via Federal Express
ASUSTeK Computer Inc.
Corporate Headquarters
No.15, Li-Te Road
PeitouTaipeiTaiwan
Attn.: Mr. Jonney Shih, Chairman and Chief Branding Officer
Attn.: Mr. Jerry Shen, Chief Executive Officer and President

Gentlemen:

In August 2012, Vringo Infrastructure, Inc. ("Vringo"), a subsidiary of Vringo, Inc., acquired from Nokia a portfolio of patents and patent applications, a number of which are considered essential to mobile stations compliant with for example, the Global System for Mobile Communications/General Packet Radio Service ("GSM/GPRS") specifications as defined by the European Telecommunications Standards Institute ("ETSI") and/or the 3rd Generation Partnership Project ("3GPP"), and the Universal Mobile Telecommunications System Standard ("UMTS") as promulgated by 3GPP and/or ETSI. Declarations have been filed with the relevant standards bodies in respect of patents from thirty-one families, indicating that those patents are or could become essential to relevant standards. For convenience, we enclose by way of example the declarations which have been filed with ETSI and 3GPP. The relevant patents and patent applications are highlighted.

Vringo has also acquired the right to recover damages for all past infringement related to the portfolio.

We understand that ASUSTeK Computer Inc. and its subsidiaries (together, "ASUS") have been manufacturing and selling UMTS and/or GSM/GPRS equipment since at least 2003 and do not have a license under any of the patents in the portfolio. ASUS has had sufficient time to evaluate and consider patents in the portfolio, both during product development and post-launch, and has evidently decided not to take a license of them. We recognize that ASUS is familiar with the ETSI Intellectual Property Rights ("IPR") database and its predecessor systems, on which declarations can be conveniently accessed. Indeed, ASUS itself is listed as having declarations with respect to a large number of patents and/or patent applications on that system.

Vringo is prepared to license all patents which are Essential (as that term is defined in the ETSI IPR Policy) to a standard on fair, reasonable and non-discriminatory ("FRAND") terms in relation to, and to the extent that, those products comply with that standard. If ASUS, despite its inactivity since 2003, is genuinely interested in obtaining a FRAND-license under our Essential patents, we invite ASUS to inform us accordingly in writing by November 8, 2013, following which time we should set up a meeting to further discuss this.

We look forward to your response, and reserve all our rights, including the right to pursue all legal remedies available against infringement of our patents.

Please address all correspondence to the undersigned.

Yours faithfully,

VRINGO INFRASTRUCTURE, INC.

By:  /s/ Alexander R. Berger

Alexander R. Berger

Chief Operating Officer

780 Third Avenue, 15th Floor
New York, NY 10017
United States of America
Telephone: (212) 309-7549
Facsimile: (646) 532-6775
E-Mail: aberger@vringo.com

VRINGO, INC.	Telephone: (212) 309-7549
780 Third Avenue, 15th Floor	Facsimile: (646) 532-6775
New York, NY 10017